Exhibit 99.1

Scientific Games Announces Third Quarter 2009 Results

Net Income per Diluted Share of $0.16

Adjusted Net Income per Diluted Share of $0.24

Adjusted EBITDA of $81.7 million

Free Cash Flow of $21.6 million

Company Announces CEO Succession Plan

Key Highlights:

— $6.9 million of third quarter Profitability Improvement Program savings; $18.2 million year-to-date

— Third quarter free cash flow of $21.6 million; $95.9 million year-to-date

— Bid submitted for new Italian instant lottery ticket concession

— New instant lottery ticket contracts in Arkansas, Vermont and Baden-Wurttemberg, Germany and an instant lottery ticket contract extension in Indiana

— New lottery services contract in Indiana and agreement with Israel Sports Betting Board for terminals and services

— Start-up of Global Draw terminal contract with Camarero Group in Puerto Rico

Key Organizational Changes:

— Joseph R. Wright to retire as CEO at end of 2009; will continue to serve on Board

— Michael R. Chambrello to become CEO and join Board

— David L. Kennedy to join Board as Vice Chairman

NEW YORK, October 26, 2009 — Scientific Games Corporation (NASDAQ: SGMS) today reported third quarter 2009 results.

Summary Financial Results:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(dollars in thousands, except per share amounts)

Revenue	$239,146	$291,935	$694,864	$854,911
Adjusted EBITDA	$81,702	$96,837	$237,612	$290,742

Net Income	$15,106	$22,166	$10,262	$64,583
Diluted EPS	$0.16	$0.23	$0.11	$0.68

Adjusted Net Income	$22,403	$30,617	$67,698	$96,919
Adjusted EPS	$0.24	$0.32	$0.72	$1.02

Total Capital Expenditures	$23,926	$48,757	$80,045	$163,924
Free Cash Flow	$21,555	$(15,568)	$95,949	$(18,327)

Consolidated Financial Results:

The decline in revenue in the third quarter of 2009 to $239.1 million from $291.9 million a year earlier was primarily the result of the shift in China instant tickets sales to the Company’s joint venture ($12.8 million), previously announced revised lottery contract terms ($11.9 million) and the negative impact of foreign exchange rates ($10.0 million).  Otherwise, service revenue in the Company’s Printed Products and Lottery Systems Groups remained surprisingly resilient despite the difficult economic environment; domestic instant ticket retail sales declined only modestly and online lottery customers in the U.S. benefited from higher jackpots. Global Draw’s revenue exhibited solid growth on a constant currency basis from an increase in the installed base of terminals.  In general, we believe that our core lottery and server-based gaming businesses continue to outperform other segments of the gaming industry and the broader consumer products sector.

The Company’s non-GAAP gross margin widened by two percentage points year-over-year to 42% in the third quarter of 2009, driven primarily by the launch of instant ticket production in China and cost improvements from the previously announced Profitability Improvement Program.

The decline in adjusted EBITDA in the third quarter of 2009 to $81.7 million from $96.8 million in the third quarter of 2008 mirrors the decline in revenue and non-GAAP gross margin mentioned above, offset to some extent by selling, general and administrative savings.  Importantly, third quarter 2009 adjusted EBITDA margin improved to 34% from 33% a year earlier, suggesting that the Company is positioned to benefit from a potential upturn in the economy.  Third quarter 2009 operating income and operating income margin were $30.0 million and 13%, respectively, compared to $38.8 million and 13% during the comparable period in 2008.

Net income in the third quarter of 2009 was $15.1 million, or $0.16 per diluted share, compared to $22.2 million, or $0.23 per diluted share, in the third quarter of 2008.  Net income in the third quarter of 2009 was impacted by higher interest expense related to the 9.25% Senior Subordinated Notes that were issued in May 2009, partially offset by lower non-cash deferred financing fees, APB 14-1 synthetic interest expense and lower depreciation expense. Non-GAAP adjusted net income for the third quarter of 2009 was $22.4 million, or $0.24 per diluted share, compared to $30.6 million and $0.32, respectively, in the third quarter of 2008.

Third quarter 2009 free cash flow improved to $21.6 million from negative $15.6 million in the third quarter of 2008.  The $37.2 million improvement in free cash flow was driven primarily by improved working capital management and more stringent criteria for capital expenditure allocation.

Revenue and non-GAAP gross margin for the nine months ended September 30, 2009 were $694.9 million and 41%, respectively, compared to $854.9 million and 41% during the same period in 2008.  Adjusted EBITDA for the first nine months of 2009 declined to $237.6 million from $290.7 million in the 2008 period, while adjusted EBITDA margin was 34% in both periods.  Operating income and operating income margin for the first nine months of 2009 were $69.4 million and 10%, respectively, compared to $103.8 million and 12% during the comparable period in 2008.  Net income for the nine months ended September 30, 2009 was $10.3 million, or $0.11 per diluted share, compared to $64.6 million, or $0.68 per diluted share, in the comparable period in 2008.  Adjusted net income for the nine months ended September 30, 2009 was $67.7 million, or $0.72 per diluted share, compared to $96.9 million, or $1.02 per diluted share, in the comparable period in 2008.  Most importantly, there was positive free cash flow of $95.9 million in the first nine months of 2009 compared to negative cash flow of $18.3 million in the comparable period in 2008.

Joe Wright, Chief Executive Officer, stated “When you consider the extraordinarily difficult economic environment, particularly for the gaming industry and the broader consumer products sector, our cost savings, growth in margins and turnaround in free cash flow are very significant achievements. We continue to weather a severe worldwide economic downturn and believe we have positioned ourselves strongly to exploit important emerging growth opportunities.”

Profitability Improvement Program Update

The Profitability Improvement Program initiated in the fall of 2008 has yielded cost savings of $18.2 million in 2009 to date putting the Company well on track to meet its stated goal of $15 to $20 million for the full year.  As part of the program, the Company recently launched a global procurement initiative intended to leverage its worldwide purchasing power, outsource where appropriate and encourage a competitive bidding process for certain goods and services.  The Company anticipates that additional cost savings of $10 to $20 million on a run rate basis could result from this program beginning in 2010.

Italy Instant Lottery Ticket Update

On October 12, 2009, the members of Consorzio Lotterie Nazionali (“CLN”), a consortium currently holding the Gratta e Vinci instant ticket lottery concession and consisting primarily of the Company, Lottomatica S.p.A and the Federation of Italian Tobacconists, tendered for a new concession to operate the Gratta e Vinci instant ticket lottery upon the termination of CLN’s current concession.  A maximum of four concessions can be granted by the terms of the tender.  In the event that a single concession is granted to the members of

CLN, our bidding entity will be responsible for an upfront fee of €800 million, of which 65% will be due in November 2009 and 35% will be due in November 2010.  The Company’s share of the fee would be approximately €160 million assuming a 20% ownership in the bidding entity. The concession, anticipated to begin in June 2010, will have an initial term of nine years (subject to a performance evaluation during the fifth year) and may be extended by the Monopoli di Stato for an additional nine years.  Pricing for the new concession is set at 11.9% of retail sales, inclusive of retailer commissions of 8.0%, compared to the current tiered pricing structure, which averaged 12.1% of retail sales in the second quarter of 2009 inclusive of retailer commissions of 8.0% and a value-added tax (“VAT”).  The new rate is exclusive of VAT; however VAT will be charged at a rate of 20% of the operating expenses of the concessionaire.

Printed Products Group

A significant portion of the decline in Printed Products Group revenue to $120.8 million in the third quarter 2009 from $154.6 million in the third quarter of 2008 was attributable to the shift in instant lottery ticket sales in China to our joint venture, a decline in our licensed properties division ($6.2 million) and revised contract terms ($5.4 million), partially offset by increased year-over-year instant ticket sales in Italy and the U.K.  Despite lower year-over-year sales, which would normally be expected to negatively impact unit manufacturing costs, Printed Products Group non-GAAP gross profit margin improved from 38% in the third quarter of 2008 to 40% in the third quarter of 2009, driven by the launch of instant ticket production in China and savings related to the Profitability Improvement Program ($2.7 million), partially offset by the impact of revised contract terms.

Notably, Printed Products Group adjusted EBITDA declined less than revenue on a percentage basis to $38.3 million in the third quarter of 2009 from $45.3 million in the third quarter of 2008 due to margin improvements and Profitability Improvement Program savings ($0.9 million).  Third quarter 2009 Printed Products Group operating income and operating income margin were $28.7 million and 24%, respectively, compared to $35.1 million and 23% during the comparable period in 2008.

During the quarter, the Company successfully launched an instant ticket cooperative services operation for the start-up of the Arkansas Scholarship Lottery, and was awarded a contract as the primary instant ticket vendor in Vermont. Internationally, the Company was awarded an instant lottery ticket and related services contract by Staatliche Toto-Lotto GmbH Baden-Wurttemberg in Germany, which became the Company’s sixth cooperative services customer in Germany.

Lottery Systems Group

Despite the decline in third quarter 2009 revenue to $65.5 million from $77.4 million in the third quarter of 2008, driven largely by revised contract terms ($6.4 million) and the termination of online lottery contracts in South Carolina, South Dakota and West Virginia ($3.5 million), Lottery Systems Group non-GAAP gross margin improved to 47% in the third quarter of 2009 from 43% in the third quarter of 2008, reflecting higher margins on product sales and the impact of the Profitability Improvement Program ($1.7 million).  In addition, there was a one-time benefit realized from our earlier-than-anticipated exit from our contract in Mexico and benefits from an insurance settlement that positively impacted Lottery Systems Group non-GAAP gross margin during the quarter.

Lottery Systems Group adjusted EBITDA decreased to $21.0 million in the third quarter of 2009 from $27.2 million in the third quarter of 2008 and benefitted from selling, general and administrative savings related to the Profitability Improvement Program ($1.0 million).  Third quarter 2009 Lottery Systems Group operating income and operating income margin improved to $11.4 million and 17%, respectively, from $11.0 million and 14% during the comparable period in 2008.

In August, the Hoosier Lottery in Indiana awarded the Company a new six-year online lottery systems contract and, in connection with this award, the Company received a one-year extension to its instant ticket contract.  During the quarter, the Company also entered into an agreement with the Israel Sports Betting Board for the delivery of new online lottery terminals including maintenance and other services.

Diversified Gaming Group

Diversified Gaming Group revenue declined to $52.9 million in the third quarter of 2009 from $59.9 million in the third quarter of 2008 primarily due to the negative impact of foreign exchange rates ($4.1 million) and lower terminal and content sales.  The decline was partially offset by service revenue growth in the Company’s Global Draw and Games Media divisions on a constant currency basis ($3.3 million). Diversified Gaming Group non-GAAP gross margin declined to 40% in the third quarter of 2009 from 42% in the third quarter of 2008, primarily due to a one-time, high margin content sale in the third quarter of 2008.

The decline in Diversified Gaming Group adjusted EBITDA to $16.1 million in the third quarter of 2009 from $20.2 million in the third quarter of 2008 was attributable to the above-mentioned factors affecting revenue and non-GAAP gross margin.  Third quarter 2009 Diversified Games Group operating income and operating income margin were $3.3 million and 6%, respectively, compared to $8.3 million and 14% in the third quarter of 2008.

In the third quarter of 2009, Global Draw’s equipment base grew by 1,118 terminals to a total of 17,075, with 300 terminals installed in Ladbrokes in the U.K. and 300 terminals installed in OTB shops in Puerto Rico.

Games Media’s installed terminal base grew to 2,323 in the third quarter of 2009 at almost 1,000 pubs.

“Global Draw’s proven success in the U.K. and Mexico has been instrumental in establishing a significant pipeline of new international opportunities.  For instance, Global Draw has installed 530 terminals in 111 of Camarero’s OTBs to date, with an opportunity to greatly expand the number of terminals,” commented Mike Chambrello, President and Chief Operating Officer of the Company.  “As a result of Global Draw’s year-to-date contract awards and the growing pipeline of opportunities, we expect our Global Draw business to be a significant driver of growth for the Company going forward.”

Liquidity and Capital Resources

Free cash flow in the third quarter of 2009 was $21.6 million compared to negative cash flow of $15.6 million in the third quarter of 2008, reflecting lower working capital requirements and capital expenditures, the latter having declined from $48.8 million in the third quarter of 2008 to $23.9 million in the third quarter of 2009.  For the first nine months of 2009, free cash flow and total capital expenditures were $95.9 million and $80.0 million, respectively, compared to negative $18.3 million and $163.9 million during the comparable period in 2008.

During the third quarter of 2009, under the previously announced debt repurchase programs, the Company repurchased $43.0 million in aggregate principal amount of its 0.75% Convertible Senior Subordinated Debentures due 2024 (the “Convertible Debentures”).  The Company has repurchased $174.6 million of its outstanding Convertible Debentures during 2009, leaving a balance of $99.0 million outstanding.

At September 30, 2009, the Company had cash and cash equivalents of $213.1 million and availability of $201.4 million under its revolving credit facility, after outstanding letters of credit, for a total of $414.5 million of available liquidity.  As of September 30, 2009, the Company had net indebtedness of $1,115.1 million, compared to $1,098.8 million as of December 31, 2008.

Key Organizational Changes

The Company today announced that Mike Chambrello, currently President and Chief Operating Officer, will succeed Joe Wright as President and Chief Executive Officer beginning in 2010.  Mr. Wright, who plans to retire as Chief Executive Officer at the end of 2009, will continue to serve as a director of the Company.  Also, effective today, Mr. Chambrello has joined the Company’s Board of Directors along with David L. Kennedy, who will serve as the newly appointed Vice Chairman.

The Company also announced the creation of a new Office of the Chairman, which will provide strategic guidance and oversight to the Company.  The four-person Office of the Chairman, which will report to the Board, will be comprised of A. Lorne Weil, who will continue to serve as Chairman of the Board, Mr. Chambrello, Mr. Kennedy and Jeffrey S. Lipkin, the Company’s Chief Financial Officer.

Mr. Kennedy is currently Senior Executive Vice President of MacAndrews & Forbes Holdings Inc. and Vice Chairman of Revlon, Inc.  Mr. Kennedy served as the President and Chief Executive Officer of Revlon from September 2006 through May 2009 and has held various senior management and senior financial positions with Revlon and The Coca-Cola Company during his 36-year business career.

Mr. Wright stated: “I took on the job of Chief Executive Officer at Scientific Games with a specific purpose.  My goal was to work with the management team to increase operating margins, reduce capital and operating expenditures and increase free cash flow.  We have accomplished these goals much quicker than I expected and I believe the Company is well positioned for profitable growth.”

“Joe Wright has done an impressive job in leading the Company through a difficult economic environment and we believe that he has set the stage for future growth,” stated Mr. Weil.  “It’s time to pass the torch to Mike Chambrello, who has been running the day-to-day operations for many years and has been instrumental in our international growth efforts, particularly in China and Italy.  Mike has a deep knowledge of Scientific Games and the industry and we believe that he will continue to provide the Company with outstanding leadership in his new role.  We are also excited to add a talented, experienced executive like David Kennedy to our Board.”

“I look forward to continuing to work with the Board and the management team in my new capacity as we continue to strengthen the Company’s core franchise, expand our global product and service offerings and enhance shareholder value,” stated Mr. Chambrello.  “I expect to work closely with the other members of the Office of the Chairman to capitalize on growth opportunities around the world.”

Convertible Debentures

A market price event did not occur for the quarter ended September 30, 2009 and, accordingly, the Convertible Debentures are not convertible during the current quarter ending December 31, 2009.  During the third quarter of 2009, the average price of the Company’s common stock was lower than the conversion price of the Convertible Debentures.  Therefore, no shares related to the Convertible Debentures were included in the Company’s weighted-average diluted common shares outstanding for the nine months ended September 30, 2009.

Conference Call Details

We invite you to join our conference call on October 26, 2009 at 5:00 p.m. Eastern Daylight Time.  To access the call live via webcast, please visit www.scientificgames.com and click on the webcast link under the Investor Information tab.  To access the call by telephone, please dial (866) 831-6162 (US and Canada) or (617) 213-8852 (International) 15 minutes before the start of the call.  The Conference ID# is 32481645.  The call will be archived for replay on the Company’s website for 30 days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of server-based gaming machines and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games’ customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Company Contact:

Investor Relations

Scientific Games

212-754-2233

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward- looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions in the Company’s markets; technological change; retention and renewal of existing contracts and entry into new or amended contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; seasonality; ability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; factors associated with foreign operations; influence of certain stockholders; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Disclosure

Non-GAAP adjusted net income, as included herein, represents net income (loss) less income tax expense and is adjusted to add back stock compensation charges, employee termination costs, the Global Draw earn-out, costs associated with a division president retirement, costs associated with the California Horse Racing Board resolution, gains and losses associated with the early extinguishment of debt, legal costs associated with termination of our Lottery Systems contract in Mexico, legal costs associated with the Italian instant ticket tender, a Lottery Systems insurance settlement, a Lottery Systems Mexico accrual reversal, costs associated with a property tax settlement,  gain on forward foreign exchange contract, and imputed interest in convertible debt less non-GAAP income tax expense.  Adjusted EBITDA, as included herein, represents net income (loss) plus income tax expense, depreciation and amortization expenses, and interest expense, net of other income (loss) and is adjusted to add back employee termination costs, costs associated with a division president retirement, costs associated with the California Horse Racing Board resolution, costs associated with a property tax settlement, legal costs associated with termination of our Lottery Systems contract in Mexico, legal costs associated with the Italian tender, a Lottery Systems insurance settlement, a Lottery Systems Mexico accrual reversal,  and stock compensation charges. Segment adjusted EBITDA excludes unallocated corporate expense and equity in earnings in joint ventures.

Non-GAAP gross margin, as included herein, is total revenue less cost of services and cost of sales (before the allocation of depreciation and amortization) divided by total revenue.  Non-GAAP segment gross margin, as included herein, represents segment revenue less cost of services and cost of sales (before the allocation of depreciation and amortization) divided by segment revenue.

Adjusted EBITDA margin, as included herein, represents adjusted EBITDA divided by total revenue.

Free cash flow, as included herein, represents net cash provided by operating activities less total capital expenditures (which includes wagering systems expenditures and other intangible assets and software expenditures).

Non-GAAP gross margin, non-GAAP segment gross margin, adjusted net income, diluted non-GAAP adjusted net income per share, adjusted EBITDA, segment adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures that are presented as supplemental disclosures and are reconciled to the nearest comparable GAAP measures in financial schedules accompanying this release.  Management believes that the GAAP financial measure used by the Company that is most directly comparable to non-GAAP gross margin is operating income margin, the GAAP financial measure used by the Company that is most directly comparable to non-GAAP segment gross margin is segment operating income margin, the GAAP financial measure most directly comparable to non-GAAP adjusted net income is net income (loss), the GAAP financial measures most directly comparable to adjusted EBITDA and adjusted EBITDA margin are operating income and operating income margin, respectively, and the GAAP financial measure most directly comparable to free cash flow is net cash provided by operating activities.

The Company’s management uses these non-GAAP financial measures in conjunction with GAAP financial measures to: monitor and evaluate the performance of the Company’s business operations; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

In particular, management believes non-GAAP gross margin, non-GAAP segment gross margin, non-GAAP adjusted net income, adjusted EBITDA, segment adjusted EBITDA and adjusted EBITDA margin are helpful in assessing our operating performance and highlighting trends in our core businesses that may not otherwise be apparent when relying solely on GAAP financial measures, because these non-GAAP financial measures eliminate from earnings financial items that management believes have less bearing on the Company’s performance.  In addition, management believes that non-GAAP gross margin, non-GAAP segment gross margin, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin are useful in evaluating the Company’s financial performance because they are commonly used financial analysis tools for measuring and comparing gaming companies in several areas, such as liquidity, operating performance and leverage. Management believes adjusted EBITDA margin is useful in assessing the profitability of the Company’s core businesses and the effect of the implementation of the Company’s Profitability Improvement Program. Management further believes that adjusted EBITDA and free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.  In addition, free cash flow is one of the criteria used to determine the achievement of performance-based bonuses.

The Company’s management believes that these adjusted financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. The Company’s management also believes that because it has previously provided these adjusted non-GAAP financial measures in its earnings releases, continuing to do so provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company’s management believes that the presentation of the adjusted non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with financial information that can be useful in assessing the Company’s financial condition and operating performance.

The non-GAAP financial measures used herein should not be considered in isolation of, as a substitute for or superior to the financial information prepared in accordance with GAAP. The adjusted financial measures as defined in this press release may differ from similarly titled measures presented by other companies. The adjusted financial measures, as well as other information in this press release, should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended September 30, 2008 and 2009

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,
	2008	2009
Operating revenues:
Services	$265,430	$222,023
Sales	26,505	17,123
	291,935	239,146
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	157,480	127,773
Cost of sales (exclusive of depreciation and amortization)	17,257	10,513
	174,737	138,286
Non-GAAP gross profit	117,198	100,860
Non-GAAP gross profit margin	40%	42%

Selling, general and administrative expenses	41,937	38,861
Depreciation and amortization	36,487	32,049
GAAP operating income	38,774	29,950
GAAP operating income margin	13%	13%

Other (income) expense:
Interest expense	20,920	22,736
Equity in earnings of joint ventures	(13,356)	(14,180)
Early extinguishment of debt	—	(550)
Other (income) expense	(818)	(27)
	6,746	7,979
Income before income tax expense	32,028	21,971
Income tax expense	9,862	6,865
Net income	$22,166	$15,106

Basic and diluted net income per share:
Basic net income	$0.24	$0.16
Diluted net income	$0.23	$0.16
Weighted average number of shares
Basic shares	92,841	92,727
Diluted shares	94,626	94,028

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2008 and 2009

(Unaudited, in thousands, except per share amounts)

	Nine Months Ended September 30,
	2008	2009
Operating revenues:
Services	$764,044	$650,615
Sales	90,867	44,249
	854,911	694,864
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	440,394	377,678
Cost of sales (exclusive of depreciation and amortization)	63,808	30,898
	504,202	408,576
Non-GAAP gross profit	350,709	286,288
Non-GAAP gross profit margin	41%	41%

Selling, general and administrative expenses	138,003	119,479
Employee termination costs	2,772	3,920
Depreciation and amortization	106,099	93,453
GAAP operating income	103,835	69,436
GAAP operating income margin	12%	10%

Other (income) expense:
Interest expense	55,745	62,940
Equity in earnings of joint ventures	(48,612)	(44,758)
Early extinguishment of debt	2,960	(4,594)
Other (income) expense	(1,513)	(1,013)
	8,580	12,575
Income before income tax expense	95,255	56,861
Income tax expense	30,672	46,599
Net income (loss)	$64,583	$10,262

Basic and diluted net income (loss) per share:
Basic net income (loss)	$0.69	$0.11
Diluted net income (loss)	$0.68	$0.11
Weighted average number of shares
Basic shares	92,933	92,577
Diluted shares	94,588	93,859

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2008 and September 30, 2009

(Unaudited, in thousands)

	December 31,	September 30,
	2008	2009
Assets:
Cash and cash equivalents	$140,639	$213,078
Other current assets	371,139	370,042
Property and equipment, net	575,479	565,188
Long-term assets	1,095,196	1,188,357
Total assets	$2,182,453	$2,336,665

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$43,384	$138,767
Other current liabilities	217,300	218,113
Long-term debt, excluding current portion	1,196,083	1,189,449
Other long-term liabilities	129,857	122,567
Stockholders’ equity	595,829	667,769
Total liabilities and stockholders’ equity	$2,182,453	2,336,665

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended September 30, 2008 and 2009

(Unaudited, in thousands)

	Three Months Ended September 30, 2008
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Service revenues	$147,142	$62,354	$55,934	$265,430
Sales revenues	7,431	15,072	4,002	26,505
Total revenues	154,573	77,426	59,936	291,935
Cost of services (1)	91,459	32,597	33,424	157,480
Cost of sales (1)	4,423	11,581	1,253	17,257
	95,882	44,178	34,677	174,737
Non-GAAP gross profit	58,691	33,248	25,259	117,198
Non-GAAP gross profit margin	38%	43%	42%	40%

Selling, general and administrative expenses	14,330	6,860	5,449	26,639
Depreciation and amortization (2)	9,276	15,409	11,519	36,204
Segment operating income	$35,085	$10,979	$8,291	$54,355
Unallocated corporate expense				15,581
Consolidated operating income				$38,774

Segment operating income margin	23%	14%	14%	19%

	Three Months Ended September 30, 2009
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Service revenues	$117,744	$52,343	$51,936	$222,023
Sales revenues	3,035	13,144	944	17,123
Total revenues	120,779	65,487	52,880	239,146
Cost of services (1)	69,897	26,741	31,135	127,773
Cost of sales (1)	2,199	7,733	581	10,513
	72,096	34,474	31,716	138,286
Non-GAAP gross profit	48,683	31,013	21,164	100,860
Non-GAAP gross profit margin	40%	47%	40%	42%

Selling, general and administrative expenses	11,768	8,169	5,614	25,551
Depreciation and amortization (2)	8,216	11,452	12,209	31,877
Segment operating income	$28,699	$11,392	$3,341	$43,432
Unallocated corporate expense				13,482
Consolidated operating income				$29,950

Segment operating income margin	24%	17%	6%	18%

(1) Exclusive of depreciation and amortization

(2) Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Nine Months Ended September 30, 2008 and 2009

(Unaudited, in thousands)

	Nine Months Ended September 30, 2008
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Service revenues	$421,153	$178,332	$164,559	$764,044
Sales revenues	24,648	47,335	18,884	90,867
Total revenues	445,801	225,667	183,443	854,911
Cost of services (1)	249,650	92,429	98,315	440,394
Cost of sales (1)	16,309	38,352	9,147	63,808
	265,959	130,781	107,462	504,202
Non-GAAP gross profit	179,842	94,886	75,981	350,709
Non-GAAP gross profit margin	40%	42%	41%	41%

Selling, general and administrative expenses	45,088	25,742	19,493	90,323
Employee termination costs	2,772	—	—	2,772
Depreciation and amortization (2)	28,728	45,765	30,774	105,267
Segment operating income	$103,254	$23,379	$25,714	$152,347
Unallocated corporate expense				48,512
Consolidated operating income				$103,835

Segment operating income margin	23%	10%	14%	18%

	Nine Months Ended September 30, 2009
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Service revenues	$340,616	$159,414	$150,585	$650,615
Sales revenues	9,776	31,088	3,385	44,249
Total revenues	350,392	190,502	153,970	694,864
Cost of services (1)	202,608	83,511	91,559	377,678
Cost of sales (1)	6,728	22,027	2,143	30,898
	209,336	105,538	93,702	408,576
Non-GAAP gross profit	141,056	84,964	60,268	286,288
Non-GAAP gross profit margin	40%	45%	39%	41%

Selling, general and administrative expenses	34,141	23,042	17,283	74,466
Employee termination costs	2,016	125	433	2,574
Depreciation and amortization (2)	24,095	32,882	35,959	92,936
Segment operating income	$80,804	$28,915	$6,593	$116,312
Unallocated corporate expense				45,530
Corporate employee termination costs				1,346
Consolidated operating income				$69,436

Segment operating income margin	23%	15%	4%	17%

(1) Exclusive of depreciation and amortization

(2) Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF NON-GAAP ADJUSTED NET INCOME

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009

Net income	$22,166	$15,106	$64,583	$10,262
Less: Income tax expense	9,862	6,865	30,672	46,599
Income before income tax expense	32,028	21,971	95,255	56,861
Add: Stock compensation charges	8,220	7,286	24,348	25,903
Add: Employee termination costs	—	—	2,772	3,920
Add: Global Draw earn-out	—	—	3,446	—
Add: Division President retirement	—	—	930	—
Add: California Horse Race Board resolution	—	—	700	—
Add: Early extinguishment of debt	—	(550)	2,960	(4,594)
Add: Lottery Systems Mexico legal costs	—	—	—	900
Add: Property tax settlement	—	—	—	1,005
Add: Italy legal costs	—	657	—	657
Add: Lottery Systems insurance settlement	—	(1,308)	—	(1,308)
Add: Lottery Systems Mexico accrual reversal	—	(1,112)	—	(1,112)
Add: Gain on forward foreign exchange contract	—	—	—	(718)
Add: Imputed interest in convertible debt	3,261	1,514	9,783	7,448
Non-GAAP income before income tax expense	43,509	28,458	140,194	88,962
Non-GAAP income tax expense	12,892	6,055	43,275	21,264
Non-GAAP adjusted net income	$30,617	$22,403	$96,919	$67,698

Diluted non-GAAP adjusted net income per share	$0.32	$0.24	$1.02	$0.72
Diluted GAAP net income (loss) per share	$0.23	$0.16	$0.68	$0.11
Weighted average number of shares used in per share calculations	94,626	94,028	94,588	93,859
Less: Diluted shares included in weighted average number of shares related to potential conversion of covertible debt	—	—	6	—
Non-GAAP weighted average number of shares used in per share calculations	94,626	94,028	94,582	93,859

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009

Net income	$22,166	$15,106	$64,583	$10,262
Add: Income tax expense	9,862	6,865	30,672	46,599
Add: Depreciation and amortization expense	36,487	32,049	106,099	93,453
Add: Interest expense, net of other income or loss	20,102	22,159	57,192	57,333
EBITDA	$88,617	$76,179	$258,546	$207,647

Add: Employee termination costs	—	—	$2,772	$3,920
Add: Global Draw earn-out	—	—	3,446	—
Add: Division President retirement	—	—	930	—
Add: California Horse Race Board resolution	—	—	700	—
Add: Lottery Systems Mexico legal costs	—	—	—	900
Add: Property tax settlement	—	—	—	1,005
Add: Italy legal costs	—	$657	—	657
Add: Lottery Systems insurance settlement	—	(1,308)	—	(1,308)
Add: Lottery Systems Mexico accrual reversal	—	(1,112)	—	(1,112)
Add: Stock compensation charges	$8,220	7,286	24,348	25,903
Adjusted EBITDA	$96,837	$81,702	$290,742	$237,612

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OPERATING INCOME TO SEGMENT ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2009	2008	2009

Printed Products Group operating income	$35,085	$28,699	$103,254	$80,804
Add: Depreciation and amortization expense	9,276	8,216	28,728	24,095
Printed Products Group EBITDA	44,361	36,915	131,982	104,899

Add: Printed Products Employee termination costs	—	—	$2,772	$2,016
Add: Italy legal costs	—	$657	—	657
Add: Stock compensation charges	$974	772	2,179	2,510
Adjusted Printed Products Group EBITDA	$45,335	$38,344	$136,933	$110,082

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2009	2008	2009

Lottery Systems Group operating income	$10,979	$11,392	$23,379	$28,915
Add: Depreciation and amortization expense	15,409	11,452	45,765	32,882
Lottery Systems Group EBITDA	26,388	22,844	69,144	61,797

Add: Lottery Systems Division President retirement	—	—	$930	—
Add: Lottery Systems Mexico legal costs	—	—	—	$900
Add: Lottery Systems Employee termination costs	—	—	—	125
Add: Lottery Systems Insurance settlement	—	$(1,308)	—	(1,308)
Add: Lottery Systems Mexico accrual reversal	—	(1,112)	—	(1,112)
Add: Stock compensation charges	$828	560	1,786	1,889
Adjusted Lottery Systems Group EBITDA	$27,216	20,984	$71,860	62,291

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2009	2008	2009

Diversified Gaming Group operating income	$8,291	3,341	$25,714	6,593
Add: Depreciation and amortization expense	11,519	12,209	30,774	35,959
Diversified Gaming Group EBITDA	19,810	15,550	56,488	42,552

Add: Global Draw earn-out	—	—	$3,446	—
Add: California Horse Racing Board resolution	—	—	700	—
Add: Diversified Gaming Employee termination costs	—	—	—	$433
Add: Property tax settlement	—	—	—	1,005
Add: Stock compensation charges	$430	$524	1,104	1,841
Adjusted Diversified Gaming Group EBITDA	$20,240	16,074	$61,738	45,831

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF FREE CASH FLOW

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009

Net cash provided by operating activities	$33,189	45,481	$145,597	175,994

Less: Capital expenditures	(2,824)	(3,118)	(10,886)	(9,135)
Less: Wagering systems expenditures	(34,181)	(13,119)	(119,327)	(44,870)
Less: Other intangible assets and software expenditures	(11,752)	(7,689)	(33,711)	(26,040)
Total Capital Expenditures	$(48,757)	$(23,926)	$(163,924)	$(80,045)

Free cash flow	$(15,568)	$21,555	$(18,327)	$95,949

For 2009, net cash provided by operating activities inlcudes an outflow of $1 million relating to a retirement plan.  This outflow is offset by an inflow connected with the retirement plan but reflected as an investing activity.  Other than capital expenditures, investing activities are not a component of free cash flow. As a result, only the outflow is being shown in the free cash flow calculation.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

Key Performance Indicators

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009

Revenues:
Domestic	$190,484	$147,746	$557,110	$442,009
International	101,451	91,400	297,801	252,855
Total Revenue	$291,935	$239,146	$854,911	$694,864

Select Data:
Italy - Gratta e Vinci
Revenues (Euros)	€2,059,000	€2,123,000	€6,933,000	€7,088,000

China - China Sports Lottery
Revenues (RMB)	3,956,700	4,028,000	7,417,000	11,479,000
Tickets Sold	729,177	543,604	1,389,858	1,624,770
ASP (RMB)	5.43	7.41	5.34	7.06

Terminal installed base at end of period:
Global Draw	14,621	17,075	14,621	17,075
Games Media	1,029	2,323	1,029	2,323

Average terminal installed base during period:
Global Draw	14,621	16,848	14,621	16,240
Games Media	1,029	2,320	1,029	2,053